Exhibit 19.1

MASTECH DIGITAL, INC. INSIDER TRADING POLICY

Mastech Digital, Inc.

Insider Trading Policy

Introduction:

Mastech Digital, Inc. and its operating subsidiaries (collectively, the “Company” or “Mastech Digital”) have adopted this Insider Trading Policy (the “Policy”) to promote compliance with applicable securities laws by its directors, officers and employees (“Company Persons”). This Policy is applicable to all Company Persons. Questions regarding this Policy should be directed to the Company’s Manager of Legal Affairs.

Policy:

No Company Persons may trade Mastech Digital securities, unless the employee is sure that he or she does not possess material inside information. No Company Persons may disclose such information to others who might use it for trading or might pass it along to others who might trade.

Similarly, Company Persons may not trade in securities of any other company unless they are sure that they do not possess any material inside information about the company which they obtained in the course of their employment with Mastech Digital, such as information about a major contract, a merger or divestiture.

To avoid even the appearance of impropriety, additional restrictions on trading Mastech Digital securities apply to directors, officers and designated insiders as described below.

Definitions:

Securities:

Securities include common stock and derivative securities, such as put and call options, as well as preferred stock, bonds and notes.

Trading:

Trading includes buying or selling, as well as writing options.

Material Information:

Material information is any information that a reasonable investor would consider important in a decision to buy, sell or hold a security. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. Material information can be positive or negative and can relate to virtually any aspect of a company’s business. Examples of material information include unexpected financial results, proposed mergers and acquisitions, sale of major assets, changes in dividend policies as well as important business developments.

Inside Information:

Inside information refers to information that has not yet become publicly available. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through the media. Even after a public announcement of material information is made, a reasonable period of time must elapse in order for the market to react to the information before such information is no longer considered inside information. Generally two (2) full trading days following an announcement is considered a reasonable waiting period before such information is deemed to be public.

Guidelines:

Non-disclosure of Material Inside Information:

Material inside information must not be disclosed to anyone, except to persons within the Company or third party agents of the Company whose position requires them to know it, until such information has been publicly released by the Company.

Prohibition on Trading in Company Securities:

No Company Persons may buy or sell, or recommend that another person buy or sell, Company securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.

Short Sales are Prohibited:

Short sales of Mastech Digital securities (a sale of securities which are not then owned), including a “sale against the box” (a sale with delayed delivery) are prohibited.

Use of Standing Orders:

Standing orders for Mastech Digital securities should be used only for a very brief period of time. The issue with buying and selling securities from standing instructions to a broker is that there is no control over the timing of the transaction. Thus, the broker could execute a transaction when you are in possession of material inside information.

Additional Restrictions and Requirements for Directors, Officers and Designated Insiders:

These additional restrictions and requirements detailed below apply to the Company’s directors, executive officers and employees who have been designated as insiders and listed on Schedule A. All of these individuals are referred to as “Insiders”.

Trading Window:

In addition to being subject to all of the other provisions of this Policy, Insiders may only buy or sell Company securities in the public market during specific quarterly “window periods”. The window period for a fiscal quarter begins at the start of business on the second Trading Day following the date of the Company’s release of its quarterly earnings and ends at the start of business on the day that is twenty-one (21) calendar days before the end of the next fiscal quarter.

The Company may, from time to time, impose trading blackouts during window periods, upon notice to those insiders affected. Typically, this will occur when there are non-public developments that would be considered material for insider trading law purposes.

Pre-Clearance of Stock Transactions:

Insiders must contact Jennifer Lacey (the “Company’s Compliance Officer”) before buying or selling any Company securities. While the exercise of options and the purchase of shares granted under the Company’s benefit plans will not be considered to be a “purchase” for these purposes, the sale or other transfer of any shares received upon the exercise of options or shares you have purchased or received pursuant to the Company’s benefit plans is considered to be a “sale” and must be pre-cleared. . If the Company is aware of circumstances that might subject an Insider to a charge of trading on the basis of material non-public information, the Company will recommend the suspension of such trading.

Filing Section 16 Filings:

Some Insiders, as indicated in Schedule A, are obligated to file Section 16 reports when they engage in transactions involving Mastech Digital securities. The Company’s Compliance Officer will assist in preparing and filing these Forms 3, 4, and 5; however, timely filing is the individual responsibility of the reporting person. Because Form 4 filings are required within two (2) business days after a change in beneficial ownership, the Company recommends that all insiders subject to Section 16 filings execute powers of attorney enabling our attorneys, Blank Rome, to sign these Forms on their behalf.

Certifications:

All Insiders of the Company must certify their understanding of, and intent to comply with this Policy. Should your name appear on Schedule A below, it is important that you execute the enclosed certification and return it to the Company’s Compliance Officer.

REPORTING CONTACTS

Manager of Legal Affairs and Compliance Officer:

Jennifer Ford Lacey

1305 Cherrington Parkway

Bldg, 210, Suite 400

Moon Township, PA 15108

412-490-9606

jennifer.lacey@mastech digital.com

Penalties for Non-Compliance:

The following penalties apply under the United States Securities and Exchange Commission (the “SEC”) Rule 10b-5, which prohibits trading on material inside information: imprisonment for up to 20 years; criminal fines of up to $5 million; civil penalties of up to three (3) times the profits gained or losses avoided; prejudgment interest; and private party damages.

Company Persons who violate this Policy shall also be subject to disciplinary action imposed by the Company, up to and including termination of employment.

Listing of Mastech Digital “Insiders”

SCHEDULE A

Name	Position	Subject to Section 16

Sunil Wadhwani	Director, Co-Chairman	Yes
Ashok Trivedi	Director, Co-Chairman	Yes
Srinivas Kandula	Director	Yes
Arun Nayar	Director	Yes
Vladimir Rak	Director	Yes
Bonnie K. Smith	Director	Yes
Nirav Patel	Director, CEO	Yes
John Cronin	Officer	Yes
Jennifer Lacey	Exec. VP & General Counsel	No
Vishwanath Shetty	Exec. VP & Head, HR	No
Philippe Bourdon	VP of Technology & CIO	No
Joel Fernandes	VP of Strategic Finance	No
Amit Bansal	VP and Corporate Controller	No
Michael Bryan	Exec. Vice President – EBU Sales	No
Shipra Sharma	Senior Vice President, PBU Sales	No
Babu Venkatachalapathy	Vice President, OBU Sales	No
Paul Nedzesky	Controller	No
Michelle White	Divisional Controller	No
Michael Gibson	Divisional Controller	No
Kishalay Gangopadhyay	Vice President, Operations	No
Jacob Samuel	Sr. Vice President – Integrated Delivery	No
Lavanya Ramkumar	VP & Deputy Director, India	No
Rayson Ho	Director, CX Client Success	No

CERTIFICATIONS

I certify that:

1.
I have read and understand the Company’s Insider Trading Policy. I understand that the Insider Trading Compliance Officer is available to answer any questions I have regarding this Policy.
2.
I understand that I have been designated as an Insider and I am subject to the additional restrictions and requirements as set forth in the Policy.
3.
I will continue to comply with the Insider Trading Policy for as long as I am subject to the Policy. I further understand that my removal as a designated insider must be approved in writing by the Compliance Officer.

Signature:

Date:

Print Name: